Exhibit 5.3

[Letterhead of Richards, Layton & Finger, P.A.]

September 25, 2017

Spirit Realty Capital, Inc.

16767 North Perimeter Drive

Suite 210

Scottsdale, Arizona 85260

Re:	Spirit Realty, L.P.

Ladies and Gentlemen:

We have acted as special Delaware counsel for Spirit Realty, L.P., a Delaware limited partnership (the “Partnership”), and Spirit General OP Holdings, LLC, a Delaware limited liability company (the “General Partner”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of copies of the following:

(a) The Certificate of Limited Partnership of the Partnership, dated September 24, 2012 (the “Partnership Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 24, 2012, and effective on September 25, 2012;

(b) The Agreement of Limited Partnership of the Partnership, dated as of September 25, 2012, executed by the General Partner, as the general partner of the Partnership, and Spirit Finance Corporation, a Maryland corporation, which has changed its name to Spirit Realty Capital, Inc. (“Spirit Realty Capital”), as a limited partner of the Partnership, as amended by the First Amendment thereto, dated as of May 20, 2014;

(c) The First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 12, 2014 (the “Partnership Agreement”), executed by the General Partner, as the general partner of the Partnership, and each of Spirit Realty Capital and Spirit Notes Partner, LLC, a Delaware limited liability company, as the only limited partners of the Partnership;

(d) The Registration Statement on Form S-3 (the “Registration Statement”), to be filed by the Partnership and others with the Securities and Exchange Commission on or about September 25, 2017, relating to, inter alia, the registration by the Partnership of debt securities to be issued by it (the “Debt Securities”);

Spirit Realty Capital, Inc.

September 25, 2017

(e) The Indenture, dated as of August 18, 2016 (the “Indenture”), between the Partnership and U.S. Bank National Association; and

(f) A Certificate of Good Standing for the Partnership, dated September 22, 2017, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Indenture.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, and (ii) all documents submitted to us as copies conform with the originals of those documents.

For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, formed or organized, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, formation or organization, (ii) that each natural person who is a signatory to the documents examined by us has the requisite legal capacity, (iii) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) except to the extent provided in paragraph 3 below, that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (v) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time, (vi) that the Partnership Certificate and the Partnership Agreement are in full force and effect, have not been amended and no amendment of such documents is pending or has been proposed, (vii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Partnership, (viii) that the Debt Securities will be issued in accordance with the Indenture and the Registration Statement, and (ix) that any securities of the Partnership into which the Debt Securities may be converted into or exchanged for will be duly authorized and issued in accordance with the Partnership Agreement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

Spirit Realty Capital, Inc.

September 25, 2017

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the “LP Act”).

2. Under the LP Act and the Partnership Agreement, the Partnership has the requisite partnership power and authority to execute and deliver the Debt Securities, and to perform its obligations under the Debt Securities.

3. Under the LP Act and the Partnership Agreement, upon the due adoption by the board of managers of the General Partner of a Board Resolution in accordance with Section 2.2 of the Indenture and by the General Partner of resolutions authorizing the execution, delivery and performance of the Debt Securities, the execution and delivery by the Partnership of the Debt Securities, and the performance by the Partnership of its obligations under the Debt Securities, will have been duly authorized by the requisite partnership action on the part of the Partnership.

We understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In connection with the foregoing, we hereby consent to the filing of this opinion with the Securities and Exchange Commission. We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

BJK/DD